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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                 Omnicell, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68213N109
           -----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
           -----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)


Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------                    -------------------------------
  CUSIP No. 68213N109                            Page  1  of  14  Pages
            -------------                             ---    ----
---------------------------                    -------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Capital Partners III, L.P.
      06-1529414
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                                  SCHEDULE 13G
-----------------------------                     ----------------------------
  CUSIP NO. 68213N109                                   Page 2 of 14 Pages
           --------------                                   ---  ----
-----------------------------                     ----------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ABS Partners III, L.L.C.
      06-1529413
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN
------------------------------------------------------------------------------

                                  SCHEDULE 13G
---------------------------                         --------------------------
  CUSIP NO.  68213N109                                 Page 3 of 14 Pages
           ------------                                    ---  ----
---------------------------                         --------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Donald B. Hebb, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G
-----------------------------                     ----------------------------
  CUSIP NO. 68213N109                                Page 4 of 14 Pages
           ---------------                               ---  ----
-----------------------------                     ----------------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Timothy T. Weglicki
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------------               -----------------------------
  CUSIP No.  68213N109                                  Page 5 of 14 Pages
           -------------------                               -    --
----------------------------------               -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Frederick L. Bryant
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------                    -------------------------------
  CUSIP No. 68213N109                            Page  6  of  14  Pages
            ------------                              ---    ----
---------------------------                    -------------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Stobo, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G

----------------------------------               -----------------------------
  CUSIP No.  68213N109                                  Page 7 of 14 Pages
           -------------------                               -    --
----------------------------------               -----------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Andrew T. Sheehan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0 shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,996,630 shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0 shares
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,996,630 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,996,630 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                                  SCHEDULE 13G
------------------------------                    --------------------------
CUSIP No.      68213N109                                Page 8  of 14 Pages
           -------------------                               -     --
------------------------------                    --------------------------

Item 1(a)      Name of Issuer:
---------      --------------

               Omnicell, Inc.

      (b)      Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

               1101 East Meadow Drive
               Palo Alto, CA 94303

Item 2(a):                                  Item 2(b):                         Item 2(c):
---------                                   ---------                          ---------

Name of Persons Filing:                     Address:                           Citizenship or Place of Organization:
----------------------                      -------                            ------------------------------------
ABS Capital Partners III, L.P.              400 East Pratt Street, Suite 910   Delaware
("ABS Capital"), a Delaware                 Baltimore, MD  21202
limited partnership

ABS Partners III, L.L.C.                    400 East Pratt Street, Suite 910   Delaware
("ABS Partners"), a Delaware limited        Baltimore, MD  21202
liability corporation and the sole
general partner of ABS Capital

Donald B. Hebb, Jr.,                        400 East Pratt Street, Suite 910   United States
Timothy T. Weglicki,                        Baltimore, MD  21202
John D. Stobo, Jr., and
Andrew T. Sheehan; members
of ABS Partners (the "Managing
Members")

Frederick L. Bryant                         400 East Pratt Street, Suite 910   United States
                                            Baltimore, MD  21202

Item 2(d):     Title of Class of Securities:
---------      ----------------------------

               Common stock, par value $.001 per share

Item 2(e):     CUSIP Number:
---------      ------------

               68213N109

Item 3:        Capacity in Which Person is Filing if Statement is Filed Pursuant
------         -----------------------------------------------------------------
               to Rule 13d-1(b) or 13d-2(b):
               ----------------------------

               Not applicable.

                                  SCHEDULE 13G
------------------------------                    --------------------------
CUSIP No.      68213N109                                Page 9  of 14 Pages
           ----------------                                  -     --
------------------------------                    --------------------------

Item 4:        Ownership:
------         ---------

               (a)  Amount Beneficially Owned:

                    ABS Capital beneficially owns 1,996,630 shares (the "Shares") of common stock as of December 31, 2001. ABS Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through ABS Partners as the sole general partner of ABS Capital. ABS Partners, as the general partner of ABS Capital, may be deemed to beneficially own the Shares. The Managing Members have the power over all voting and investment decisions of ABS Partners and therefore may be deemed to share beneficial ownership of the Shares. Frederick L. Bryant, a member of ABS Partners, the general partner of ABS Capital, has retired from ABS Partners but may occasionally participate in investment decisions regarding the shares. Each of the Managing Members, ABS Partners and Frederick L. Bryant expressly disclaims beneficial ownership of the Shares.

               (b)  Percent of class:

                    The Shares represent 9.2% of the outstanding common stock (based on 21,616,662 shares of common stock outstanding as of November 9, 2001).

               (c)   Number of shares to which such person has:

                     (i)   Sole power to vote or to direct the vote:

                           Each of ABS Capital, ABS Partners, Frederick L. Bryant and the Managing Members has sole power to vote or to direct the vote of 0 shares.

                     (ii)  Shared power to vote or to direct the vote:

                           ABS Capital, ABS Partners, Frederick L. Bryant and each of the Managing Members have shared power to vote or direct the vote of 1,996,630 shares.

                     (iii) Sole power to dispose or to direct the disposition
                           of:

                           Each of ABS Capital, ABS Partners, Frederick L. Bryant and the Managing Members has sole power to dispose or to direct the disposition of 0 shares.

                     (iv) Shared power to dispose or to direct the disposition of:

                           ABS Capital, ABS Partners, Frederick L. Bryant and each of the Managing Members have shared power to dispose or to direct the disposition of 1,996,630 shares.

Item 5:        Ownership of Five Percent or Less of Class:
------         ------------------------------------------

               Not applicable.

                                  SCHEDULE 13G
------------------------------                    --------------------------
CUSIP No.      68213N109                                Page 10  of 14 Pages
           -------------------                               --     --
------------------------------                    --------------------------

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
------         --------------------------------------------------------------

               Not applicable.

Item 7:        Identification and Classification of the Subsidiary Which
------         --------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

               Not applicable.

Item 8:        Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

               Not applicable.

Item 9:        Notice of Dissolution of Group:
------         ------------------------------

               Not applicable.

Item 10:       Certification:
-------        -------------

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------                    --------------------------
CUSIP No.      68213N109                                Page 11  of 14 Pages
           ----------------                                  --     --
------------------------------                    --------------------------

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

                                             Date:  February 11, 2002

                                             ABS CAPITAL PARTNERS III, L.P.

                                             By:    ABS Partners III, L.L.C.

                                             By:              *
                                                --------------------------------
                                                    General Partner


                                             ABS PARTNERS III, L.L.C.

                                             By:              *
                                                --------------------------------
                                                    General Partner

                                             By:              *
                                                --------------------------------
                                                    Donald B. Hebb, Jr.


                                             By:              *
                                                --------------------------------
                                                    Timothy T. Weglicki

                                             By:              *
                                                --------------------------------
                                                    John D. Stobo, Jr.

                                             By:              *
                                                --------------------------------
                                                    Andrew T. Sheehan

                                                              *
                                             -----------------------------------
                                             Frederick L. Bryant

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

                                             By: /s/ Charles Dieveney
                                                --------------------------------
                                                  Charles Dieveney
                                                   Attorney-in-Fact

------------------------                            ----------------------------
CUSIP No. 68213N109                                  Page  12  of  14  Pages
          -----------                                     ----    ----
------------------------                            ----------------------------


                                                                       Exhibit 1
                                                                       ---------


                                    AGREEMENT
                                    ---------

          Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of common stock of Omnicell, Inc. by ABS Capital Partners III, L.P.

          This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

          EXECUTED as a sealed instrument this 11th day of February, 2002.

                                               ABS CAPITAL PARTNERS III, L.P.

                                               By:   ABS Partners III, L.L.C.

                                               By:          *
                                                  ------------------------------
                                                     General Partner


                                               ABS PARTNERS III, L.L.C.

                                               By:          *
                                                  ------------------------------
                                                     General Partner

                                               By:          *
                                                  ------------------------------
                                                     Donald B. Hebb, Jr.

                                               By:          *
                                                  ------------------------------
                                                     Timothy T. Weglicki

                                               By:          *
                                                  ------------------------------
                                                     John D. Stobo, Jr.

                                               By:          *
                                                  ------------------------------
                                                     Andrew T. Sheehan

                                                       *
                                               ---------------------------------
                                               Frederick L. Bryant

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as Exhibit 2.
                         ---------

                                               By: /s/ Charles Dieveney
                                                      --------------------------
                                                      Charles Dieveney
                                                      Attorney-in-Fact

---------------------------                           --------------------------
CUSIP No. 68213N109                                    Page  13  of  14  Pages
          --------------                                    ----    ----
---------------------------                           --------------------------


                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY
                                -----------------

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles Dieveney his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of ABS Capital Partners III, L.P., ABS Partners III, L.L.C. and Frederick L. Bryant pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

--------------------------                           ---------------------------
CUSIP No. 68213N109                                   Page  14  of  14  Pages
          -------------                                    ----    ----
--------------------------                           ---------------------------


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2002.

                                              ABS CAPITAL PARTNERS III, L.P.

                                              By: ABS Partners III, L.L.C.

                                              By: /s/ John D. Stobo, Jr.
                                                  ------------------------------
                                                    John D. Stobo, Jr.
                                                    Manager


                                              ABS PARTNERS III, L.L.C.


                                              By: /s/ John D. Stobo, Jr.
                                                  ------------------------------
                                                    John D. Stobo, Jr.
                                                    Manager


                                              /s/ Donald B. Hebb, Jr.
                                              ----------------------------------
                                              Donald B. Hebb, Jr.


                                              /s/ Timothy T. Weglicki
                                              ----------------------------------
                                              Timothy T. Weglicki


                                              /s/ John D. Stobo, Jr.
                                              ----------------------------------
                                              John D. Stobo, Jr.


                                              /s/ Andrew T. Sheehan
                                              ----------------------------------
                                              Andrew T. Sheehan


                                              /s/ Frederick L. Bryant
                                              ----------------------------------
                                              Frederick L. Bryant